Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2026, with respect to the consolidated financial statements and financial highlights of Monroe Capital Enhanced Corporate Lending Fund for the period from March 3, 2025 (date of inception) to December 31, 2025, which are contained in the Prospectus contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights”, “Senior Securities”, and “Experts”.

/s/ Grant Thornton LLP

Chicago, Illinois
July 28, 2026